Exhibit 10.31

Stock Purchase Agreement

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered on December 20, 2019 by and among, Orchestra BioMed, Inc., a Delaware corporation (“Purchaser”), Orchestra Medical Ventures, LLC (“Seller”) and Accelerated Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, Seller owns all of the shares of the common stock of the Company at $0.01 par value (the “Shares”), and Purchaser desires to purchase the Shares, subject to the terms and subject to the conditions hereinafter set forth;

WHEREAS, prior to the Transaction, the Company was the owner of 2,974 shares of Series A Preferred Stock, par value $0.0001 per share, of Purchaser, which such shares were, immediately prior to the Transaction, distributed to Seller; and

WHEREAS, prior to the Transaction, the Company was the owner of 272,000 shares of Series B Redeemable Convertible Preference Shares of EUR € 0.001 each of Vivasure Medical Limited, an Ireland limited company, which such shares were, immediately prior to the Transaction, distributed to Paul Teirstein, an individual.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller hereby agrees to sell and the Purchaser agrees to purchase from Seller the Shares in exchange for the consideration set forth in Section 2 of this Agreement (the “Transaction”). Following the closing, Seller shall sell, convey, transfer, and, if applicable, deliver to the Purchaser certificates representing the Shares which shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion, and shall have all the necessary documentary transfer tax stamps affixed thereto at the expense of the Company.

2. Consideration.

(a)	Series A Preferred Stock of Purchaser. As total consideration for the purchase and sale of the Shares, Purchaser shall issue to the Seller 11,639 shares of Series A Preferred Stock, par value $0.0001 per share, of Purchaser, valued at $15.00 per share (such shares, the “Purchaser Shares”).

(b)	Calculation of Number of Purchaser Shares. The value of the Shares to be purchased by the Purchaser, and the number of Purchaser Shares payable to Seller pursuant to Section 2(a) above, is based on the average closing price per share of the common stock of Motus GI Holdings, Inc. (“Motus”), which such shares are listed on the NASDAQ Capital Market and 51,498 of which such shares are owned by the Company, which such average closing price per share, based on the fifteen (15) days prior to and the fifteen (15) days after the pricing of Motus’ underwritten registered public offering of 6,666,667 shares of its common stock at a price to the public of $3.00 per share, announced on June 26, 2019, was equal to $3.39.

3. Representations and Warranties of Sellers. The Seller hereby warrants and represents:

(a)	Organization and Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to carry on its business as it is now being conducted.

(b)	Authority. The Seller has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

(c)	Nonaffiliated Status. Seller acknowledges that Seller may be an “affiliate” of the Company as that term is defined in paragraph (a)(1) of Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

(d)	Beneficial Ownership; Private Transaction. Seller acquired the Shares and Seller has beneficially owned the Shares continuously since that time until the date hereof. The Shares were originally acquired by Seller in a private transaction separate from any public offering, and Seller did not purchase such Shares with a view to distribution in violation of the Securities Act.

(e)	No Additional Offers; No Solicitation. Seller has made no offers to sell the Shares to any party other than the Purchaser. Seller has not offered or sold the Shares by any form of general solicitation or advertising.

(f)	Title. Seller has good title to, and is the sole record owner of, the Shares, free of any and all liens, pledges, encumbrances, security interests, restrictions on transfer and rights of Seller and of any third parties (any of the foregoing individually a “Lien” and collectively “Liens”), other than in each case (i) restrictions on transfer and other restrictions under applicable state and federal securities laws and (ii) Liens imposed upon the Company. The Shares to be sold by Seller hereunder constitute all Shares of the Company legally or beneficially owned or held by Seller or its affiliates, and upon consummation of the Closing, neither Seller nor its affiliates shall have any other rights by contract, option or otherwise to acquire any equity securities of the Company.

(g)	Restrictions on Stock. The Seller has the sole voting power and sole power of disposition with respect to all of the Shares with no limitations, qualifications or restrictions on such rights and powers. The Shares will be transferred to Purchaser pursuant to this Agreement free and clear of any liens, security interests, claims, mortgages, deeds of trust, preemptive rights, leases, charges, options, rights of first refusal, easements, proxies, voting trusts or agreements, transfer restrictions, pledges, assessments, covenants, burdens and other encumbrances of every kind, including restrictions on voting or use. The Seller is not subject to any agreements, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of the Shares.

4. Representations and Warranties of the Company.

(a)	Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted.

(b)	Authority. The Company has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(c)	Share Issuance. All of the Shares have been duly authorized, are validly issued and are non-assessable.

5. Representations and Warranties of Purchaser.

(a)	Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted.

(b)	Authority. Purchaser has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

6. Further Assurances. Following the closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

7. General Provisions.

(a)	Entire Agreement. This Agreement (including any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(b)	Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d)	Amendment; Waiver. This Agreement may be amended, modified or waived only by the written agreement of Purchaser and the Seller. No failure or delay of any party to exercise any right or remedy given to such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its obligations hereunder, no single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

(e)	Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Such communications must be sent to the addresses set forth next to such party’s signature to this Agreement.

(f)	Counterparts. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. Facsimile copies of signed signature pages will be deemed binding originals.

(g)	Governing Law. This Agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

THE COMPANY:

Accelerated Technologies, Inc.

/s/ David Hochman
By:	David Hochman
Its:	Sole Director

Address:	150 Union Square Drive,
New Hope, PA 18938

PURCHASER:

Orchestra BioMed, Inc.

/s/ David Hochman
By:	David Hochman
Its:	Chief Executive Officer

Address:	150 Union Square Drive,
New Hope, PA 18938

SELLER:

Orchestra Medical Ventures, LLC

/s/ David Hochman
By:	David Hochman
Its:	Managing Partner

Address:	150 Union Square Drive,
New Hope, PA 18938